Exhibit 2.1

Form of First Amended and Restated Contribution Agreement between The Center For

Wound Healing, Inc.,

Joel Macher, Alan Richer and Briantree Hyperbaric, LLC.

FIRST AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

dated as of

June 16, 2006

by and among

THE CENTER FOR WOUND HEALING, INC,

and

JOEL MACHER, ALAN RICHER and BRAINTREE HYPERBARIC, LLC

and

FAR ROCKAWAY HYPERBARIC LLC

FIRST AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

FIRST AMENDED AND RESTATED CONTRIBUTION AGREEMENT dated as of June 16, 2006 (this “Agreement”), by and among The Center for Wound Healing, Inc., a Nevada corporation (the “Company”) and Joel Macher Alan Richer and Briantree Hyperbaric, LLC (collectively referred to as the “Members”) and the Far Rockaway Hyperbaric LLC (“Far Rockaway”).

WHEREAS, the Company and the Members have determined that a business combination between Far Rockaway and the Company, to be effected by a contribution described in Section 1.1 herein (the “Exchange”) by the Members of all of their respective membership interests (the “Interests”) in Far Rockaway and Atlantic Hyperbaric, LLC (“Atlantic”) to the Company in exchange for consideration (as further described in Section 1.1 below,), upon the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective companies, members and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, the Company, the Members and Far Rockaway entered into a Contribution Agreement on or about May 16, 2006 (the “Terminated Agreement”) and desire to: (i) amend the terms of and restate the Terminated Agreement in this Agreement, and (ii) terminate the Terminated Agreement;

WHEREAS, the Company (i) has determined that the Exchange is fair to, and in the best interests of, the Company and its shareholders and (ii) has approved and declared the advisability of entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE EXCHANGE

Section 1.1 Exchange. Exchange Consideration. At the effective time of the Closing (the “Effective Time”), automatically and without any action on the part of any party, or other person:

(i) Outstanding Company Membership Interests. Subject to the terms and conditions set forth in this Agreement, all Interests of Far Rockaway and Atlantic that are outstanding and owned by the Members, immediately prior to or at the Effective Time shall be converted and transferred to the Company in return for the consideration as set forth on Schedule 1.1 hereto (hereinafter, the “Exchange Consideration”).

(ii) Rights as Members. At the Effective Time, the Members shall have no rights as Members of Far Rockaway and Atlantic or otherwise with respect to their ownership therein other than the right to receive their allocated share of the Exchange Consideration provided for in this Article 1.

(iii) Exchange. The Interests held by the Members shall be delivered to the Company, and such Interests shall be transferred and assigned to the Company. Simultaneous with the exchange, the Company shall issue the Exchange Consideration to the Members.

(iv) Directors and Officers, Upon Closing, the Directors and officers of Far Rockaway shall be as the Company determines:

(v) Consultant Agreement. Upon Closing, Joel Macher and Alan Richer will execute a consulting agreement with the Company, on the terms and conditions described in the form of consulting agreement attached hereto as Attachment A (the “Consultant Agreement”).

(vi) Termination of Terminated Agreement. Upon execution of this Agreement, the Terminated Agreement shall be automatically terminated without the action of any party, and shall be of no further force or effect.

(vii) Lock-up and Registration Rights Agreement. At the Closing, the Company, and the Members shall deliver a Lock-Up Agreement and Registration Rights Agreement in the form agreed to by the Company and the Members.

Section 1.2 Exchange Procedures.

(i) At or prior to the Closing, the Members shall deliver their Interests, which will be contributed to the Company in exchange for Exchange Consideration.

(ii) Exchange of Certificates. After the Effective Time, the Members shall be required to surrender all their rights, title and interest in and to the Interests to the Company, and the Members shall be entitled upon such surrender to receive in exchange therefore the Exchange Consideration.

(iii) Full Satisfaction of Rights. The Exchange Consideration for which the Interests shall have been exchanged pursuant to this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Interests.

(iv) Exchange of Certificates. All records evidencing ownership of Interests converted into Exchange Consideration pursuant to this Article 1 shall be furnished to the Company.

Section 1.3 Membership Approval. The Members are the holders of at least majority percentage of Far Rockaway . The Members have properly consented to the approval and adoption of this Agreement.

Section 1.4 Closing. The closing of the Exchange and the other transactions contemplated by this Agreement (the “Closing”) shall take place on June 16, 2006 (the “Closing Date”), which shall be the date of satisfaction (or waiver in accordance with this Agreement) of all of the conditions set forth herein. The Closing may be extended only by the within agreement of the Company, the Members and Far Rockaway.

Section 1.5 Further Actions. If, at any time after the Closing, the Company or the Members considers or are advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the others, its right, title or interest in, to or under any of the rights, properties, or assets of the others,, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of each other will be authorized to execute and deliver, in the name and on behalf of the Company Far Rockaway and the Members, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, Far Rockaway and the Members, all such other actions and things as the Company or the Members may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Company or the Exchange Consideration or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members and Far Rockaway represent and warrant to the Company that:

Section 2.1 Existence and Power. Far Rockaway is a limited liability companies duly formed, validly existing and are in good standing under the laws of its jurisdiction of formation and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on it and except that Far Rockaway operates its business pursuant to a contract entitled Hyperbaric Administrative and Technical Services Agreement dated November 12, 2003 between St. John’s Episcopal Hospital (the “Hospital”), a division of Episcopal Health Service, Inc. and New York Hyperbaric and Wound Care Centers, LLC (the “Hospital Contract”) and the Hospital Contract has not been assigned or transferred to Far Rockaway in accordance with the terms of the Hospital Contract. Far Rockaway is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Far Rockaway. Far Rockaway has heretofore delivered to the Company true and complete copies of the Certificate of Formation and Operating Agreement of Far Rockaway as currently in effect. “‘Material Adverse Effect’ with respect to Far Rockaway shall mean a material adverse effect with respect to the business, assets and liabilities (taken together), results of operations, conditions (financial or otherwise) of Far Rockaway on a consolidated basis.

Section 2.2 Authorization. The execution, delivery and performance by Far Rockaway of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby are within Far Rockaway’s limited liability company powers and have been duly authorized by all necessary action. . This Agreement has been duly and validly executed and delivered by the Members and is a legal, valid and binding obligation of the Members and Far Rockaway enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Far Rockaway’s Board of Managers, has (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange, are fair to and in the best interests of the Member’s, and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Exchange.

Section 2.3 Governmental Authorization. The execution and delivery of this Agreement and the performance by Far Rockaway of its obligations under this Agreement relating to the Closing and the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) state corporate and securities laws or regulations of various states or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Far Rockaway , or materially impair the ability of Far Rockaway to consummate the Exchange and the transactions contemplated by this Agreement.

Section 2.4 Non-contravention. The execution and delivery by the Members of this Agreement and the consummation by the Members of the transactions contemplated hereby and performance of its obligations under this Agreement do not (i) violate Far Rockaway ‘s Certificates of Formation or Operating Agreement or (ii) violate any material law, rule, regulation, judgment, injunction, order or decree applicable to Far Rockaway which would have a Material Adverse Effect on Far Rockaway

Section 2.5 Capitalization.

(a) As of the date of this Agreement, all of the Interests of the Members in Far Rockaway are held by Joel Macher Alan Richer and Braintree Hyperbaric, LLC. The membership interests in Far Rockaway have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied. Except as set forth herein, as of the date hereof there are no outstanding options, warrants, subscriptions, conversion or other rights, agreements or other commitments obligating Far Rockaway to issue any interests or any securities convertible into, exchangeable for or evidencing the right to subscribe for any interests in Far Rockaway.

(b) There are no outstanding obligations, contingent or otherwise, of Far Rockaway to redeem, purchase or otherwise acquire any interests or other securities of Far Rockaway, except as provided by the Operating Agreements of Far Rockaway.

(c) Far Rockaway is not in material violation of and has not violated any federal or state securities laws in connection with any transaction relating to Far Rockaway, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any interest of Far Rockaway.

Section 2.6 Compliance with Laws and Court Orders. Far Rockaway holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of its business, except where the failure so to hold would not have a Material Adverse Effect on Far Rockaway (the “Far Rockaway Permits”). Far Rockaway is in compliance with the terms of the Far Rockaway Permits, except where the failure so to comply would not have a Material Adverse Effect on Far Rockaway. Far Rockaway is and has been in compliance with, and to the best knowledge of the Members, is not under investigation with respect to and has not been threatened in writing to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Far Rockaway.

Section 2.7 Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Members threatened in writing against or affecting, Far Rockaway or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

Section 2.8 Material Changes. Since April 30, 2006, (i) other than cash distributions made to the Members there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Far Rockaway on a consolidated basis, (ii) Far Rockaway has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities required to be reflected in Far Rockaway’s financial statements complexed on a cash basis incurred not in ordinary course of business, and (iii) Far Rockaway has not altered its method of accounting.

Section 2.9 Labor Relations. No material labor dispute exists or, to the knowledge of Far Rockaway, is imminent with respect to any of the employees of Far Rockaway, which could reasonably be expected to result in a Material Adverse Effect. None of Far Rockaway’s employees is a member of a union that relates to such employee’s relationship with, and Far Rockaway is not a party to a collective bargaining agreement, and Far Rockaway believes that their relationships with their employees are good. No executive officer of Far Rockaway, to the knowledge of the Members, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Far Rockaway to any liability with respect to any of the foregoing matters. Far Rockaway is in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.10 Regulatory Permits. Far Rockaway possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and none of Far Rockaway has not received any written notice of proceedings relating to the revocation or modification of any Material Permit.

Section 2.11 Title to Assets. Except for UCC filings existing on the date hereof, Far Rockaway has good and marketable title in fee simple to all real property owned by them that is material to the business of Far Rockaway and except for all leased equipment which a consent has not been obtained, good and marketable title in all personal property owned by them that is material to the business of Far Rockaway, free and clear of all liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Far Rockaway and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Far Rockaway are held by them under valid, subsisting and enforceable leases with which Far Rockaway are in compliance.

Section 2.12 Patents and Trademarks. Far Rockaway has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Far Rockaway has not received a written notice that the Intellectual Property Rights used by Far Rockaway violates or infringes upon the rights of any Person. To the knowledge of the Members, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Far Rockaway has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

Section 2.13 Insurance. Far Rockaway is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business for Far Rockaway. Far Rockaway has no reason to believe (except for the effects of becoming a subsidiary of a public company) that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 2.14 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Far Rockaway has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and Far Rockaway has no knowledge of a tax deficiency which has been asserted or threatened visiting against Far Rockaway. The Members in Far Rockaway have provided the Company with copies of all filed tax returns.

Section 2.15 Environmental and Safety Laws.

(i) Far Rockaway is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Far Rockaway has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened written order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which Far Rockaway has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Far Rockaway, or any other Person for whose conduct it are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(ii) There are no pending or, to the knowledge of the Members, threatened written claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health,

and safety liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which Far Rockaway has or had an interest which would have a Material Adverse Effect on Far Rockaway.

(iii) Far Rockaway has no knowledge of any basis to expect, nor has it or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which Far Rockaway had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Far Rockaway, or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(iv) Neither Far Rockaway, nor any other Person for whose conduct they are or may be held responsible, had any environmental, health, and safety liabilities with respect to the facilities or, to the knowledge of the Members or Far Rockaway, with respect to any other properties and assets (whether real, personal, or mixed) in which Far Rockaway has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

(v) There are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Far Rockaway, nor any other Person for whose conduct they are or may be held responsible, or to the knowledge of Far Rockaway, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which Far Rockaway has or had an interest except in full compliance with all applicable Environmental Laws.

(vi) There has been no release or, to the knowledge of the Members, threat of release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Far Rockaway has or had an interest, or to the knowledge of the Members any geologically or hydrologically adjoining property by Far Rockaway.

(vii) For the purpose of this Section, “Hazardous Material” shall mean (i) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable federal, local or stated and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of the hazardous wastes, or other activities involving hazardous substances, including building materials or (b) petroleum products or nuclear materials.

(viii) For the purpose of this Section, “Environmental Law” shall have the following meaning:

•	advising appropriate authorities, employees, and the public intended or actual releases of pollutants or hazardous substances or material, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

•	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

•	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of waste that are generated;

•	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

•	protecting resources, species or ecological amenities;

•	reducing to acceptable levels the risk inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

•	cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

•	making responsible parties pay private parties, or groups of them, for damages done to their health or to the environment, or permitting self appointed representatives of the public interest to recover for injuries done to public assets.

Section 2.16 Accounts Receivable. Except for the Excluded Accounts Receivable, the accounts receivable of Far Rockaway are $183,437.50 (collectively, the “Accounts Receivable”) and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except for the Excluded Accounts Receivable, the Accounts Receivable are or will be as of the Closing current and net of a reserve of fifteen (15%) percent (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the previous reserves and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).

Section 2.17 Inventory. All inventory of Far Rockaway, whether or not reflected in the balance sheet or interim balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the balance sheet or interim balance sheet or on the accounting records of Far Rockaway as of the Closing, as the case may be. All inventories not written off have been priced at the lower of cost or market on the last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Far Rockaway

Section 2.18 Own Account. Each Member understands that the shares of Company common stock issued as part of the Exchange Consideration hereunder (the “Securities”) are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such

Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

Section 2.19 Purchaser Status. At the time such Member was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

Section 2.20 Experience of Such Member. Such Member, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

Section 2.21 General Solicitation. Such Member is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 2.22 Reliance. Such Member understands that the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Member’s compliance with, the representations, warranties and covenants of such Member set forth herein in order to determine the availability of such exemptions and the eligibility of such Member to acquire the Securities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Members that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated and in good standing under the laws of the State of Nevada. The Company has all powers and governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. At the Closing, the Company will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. “Material Adverse Effect” with respect to the Company shall mean a material adverse effect with respect to the business, assets and liabilities (taken together), results of operations, conditions (financial or otherwise) or prospects of the Company on a consolidated basis.

Section 3.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the powers of the Company, and will, when executed by all the Shareholders, have been duly authorized by all necessary action. This Agreement, assuming the due authorization, execution and delivery thereof by the Company, is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement relating to the Exchange, the Closing and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) compliance with any applicable requirements of the Securities Act, or takeover laws, and (b) any other filings, approvals or authorizations which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the Exchange and the transactions contemplated by this Agreement.

Section 3.4 Non-contravention. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance of its obligations under this Agreement do not and will not (i) violate the Company’s Certificate of Incorporation, (ii) assuming compliance with the matters referred to in Section 7.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, result in a violation of, conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company, is entitled under any provision of any agreement or other instrument binding upon the Company, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of              shares of capital stock. The shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase other than those that have been waived or otherwise cured or satisfied.

(b) There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company.

(c) The Company is not in violation of and has not violated any federal or state securities laws in connection with any transaction relating to the Company and/or an Affiliate, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of the Company.

Section 3.6 Disclosure. Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered to the Company pursuant hereto or pursuant to any written request therefore, or any Company SEC Reports contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

Section 3.7 SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

INDEMNIFICATION

Section 4.1 Indemnification by the Company.

The Company shall indemnify, defend and hold harmless the Members, or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director, member or partner of the Members, or affiliate thereof or an employee of the Members, or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “LLC Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Company or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of the Company or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “LLC Indemnified Liabilities”). Any LLC Indemnified Party wishing to claim indemnification under this Section 4.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, but the failure so to notify shall not relieve the Company from any liability that it may have under this Section 4.1, except to the extent that such failure would materially prejudice the Company. LLC Indemnified Parties shall permit the Company (at the expense of the Company) to assume the defense of any LLC Indemnified Liabilities.

Section 4.2 Indemnification by the Members.

The Members shall indemnify, defend and hold harmless each of the Company, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or partner of the Company, any subsidiary or affiliate thereof or an employee of the Company, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Members or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of any officer, director or agent of any Member or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (the “Company Indemnified Liabilities”). Any Company Indemnified Party wishing to claim indemnification under this Section 4.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Members, but the failure so to notify shall not relieve the Members from any liability that they may have under this Section 4.2, except to the extent that such failure would materially prejudice the right of the Members. The Company Indemnified Parties shall be prohibited from seeking indemnity from the Members or Far Rockaway until (i) the losses of the Company Indemnified Parties on an individual claim exceeds Fifty Thousand ($50,000.00) Dollars or (ii) the aggregate losses of the Company Indemnified Parties exceeds One Hundred and Fifty Hundred Thousand ($150,000.00) Dollars (the “Deductible Amount”). The Company Indemnified Parties may only seek indemnity under this Section 4.2 this Agreement and any action or transaction contemplated by this Agreement from the Members or Far Rockaway for losses in excess of the Deductible Amount. Notwithstanding the foregoing, the Members aggregate liability pursuant to this Section 4.2, this Agreement, and any action or transaction contemplated by this Agreement to any and all of the Company Indemnified Parties shall not exceed the Purchase Price.

Section 4.3 Survival of Indemnification

All rights to indemnification under this Article 7 shall survive the consummation of the Exchange and the termination of this Agreement. The provisions of this Article 7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, each LLC Indemnified Party, and his or her heirs and representatives.

ARTICLE 5

COVENANTS OF THE PARTIES

The parties hereto agree that:

Section 5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.2 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Far Rockaway shall promptly use reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) taking or causing to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

Section 5.3 Delivery of Post Closing Adjustments. After the Closing, the Company and Far Rockaway covenant and agree to immediately deliver to the Members all Post Closing Adjustments (as defined herein).

Section 5.4 Delivery of Excluded Accounts Receivable After the Closing, the Company and Far Rockaway covenant and agree to immediately deliver to the Members all Excluded Accounts Receivable.

ARTICLE 6

CONDITIONS PRECEDENT

Intentionally Left Blank.

ARTICLE 7

TERMINATION

Intentionally Left Blank.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing.

Section 8.2 Amendments; Waivers.

(a) Any provision of this Agreement with respect to transactions other than the Exchange contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and the Members; or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.3 Fees and Expenses. Except for all transfer taxes which shall be paid by the Company, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Section 8.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party.

Section 8.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. The Company or the Members make no representations or warranties, except as set forth in this Agreement.

Section 8.9 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the following individuals has caused this Agreement to be signed, and each party that is not an individual has caused this Agreement to be duly executed under seal by its respective authorized officer, all as of the day and year first above written.

THE CENTER FOR WOUND HEALING, INC.

By:
Name:	John DeNobile
Title:	Director

MEMBERS:

Joel Macher (as Member of Far Rockaway and Atlantic)

Alan Richer (as Member of Far Rockaway and Atlantic)

BRAINTREE HYPERBARIC, LLC
(as Member of Far Rockaway only)

By:
Name:
Title:

FAR ROCKAWAY HYPERBARIC LLC

By:
Name:
Title:

Schedule 1.1

Exchange Consideration

1.	Total Payment The total payment will equal to Five Million ($5,000,000) dollars (the “Purchase Price”) to be paid as follows:

2.	Cash Payment

$1,000,000 shall be in cash (the “Cash Payment”) paid by certified checks, cashiers checks or by wire at the discretion of the Company on the Closing Date. The Cash Payment shall be distributed as follows: $334,000 to Macher, $334,000 to Richer and $332,000 to Braintree.

3.	Promissory Note:

$2,000,000 shall be paid in two (2) promissory notes. $1,350,000 shall be paid by a two year promissory note (the “2 Year Note”), such note to have an interest payment of 8% such interest payable quarterly with the a balloon payment of principal and remaining interest at maturity. On or before August 16, 2006, the Company shall obtain all necessary consents in writing for the Members to receive either a security interest in the assets of Far Rockaway and Atlantic, or a pledge of the Interests in Far Rockaway and Atlantic as security for repayment of the 2 Year Note and the Company and the Members shall execute a restated secured note, security agreement, pledge agreement and any other agreement or instrument necessary to effectuate the forgoing. $650,000 shall be paid in a 60-day promissory note (the “60 Day Note”) from the Closing Date (the “Maturity Date”), with 8% interest based on a 360 day calendar year provided Far Rockaway and the Members deliver an new agreement with St. Johns Episcopal Hospital (the “New Agreement”) on or before the Maturity Date. In the event Far Rockaway and/or the Members deliver the New Agreement after the Maturity Date but prior to December 31, 2006, the 60 Day Note shall be due and payable in full on the date the New Agreement is delivered to the Company. In the event the New Agreement is not delivered on or before December 31, 2006, then one half of the 60 Day Note shall be payable on or before June 16, 2007 and the balance of the 60 Day Note shall be due and payable on or before June 16, 2008. Notwithstanding the foregoing, the Members shall have the right to convert the 60 Day Note into shares of common stock of the Company at a conversion price of $4.00 per share any time after the Maturity Date but before the 60 Day Note is repaid in full by the Company (the “60 Day Stock”). The 60 Day Stock shall have standard “piggyback” registration rights pursuant to the Registration Rights Agreement and subject to only underwriter cutbacks. The 2 Year Note shall be delivered to the Members in three (3) notes as follows: $661,500 to Braintree Hyperbaric, LLC; $344,250 to Joel Macher and $344,250 to Alan Richer. The 60 Day Note shall be delivered to the Members in three (3) notes as follows: $476,500 to Braintree Hyperbaric, LLC; $86,750 to Joel Macher and $86,750 to Alan Richer.

4.	Shares of Common Stock of the Company to be Issued:

$2,000,000 shall be paid by delivery of 615,385 restricted shares of Company common stock (the “Stock Consideration”) valued at $3.25 per share, all of such shares to have “piggy-back” registration rights pursuant to the Registration Rights Agreement and subject to only underwriter cutback, but the sale of which is subject to the Lock Up Agreement between the Company and the Members. The Stock Consideration shall be delivered to the Members in three certificates as follows: 301,539 shares to Braintree Hyperbaric, LLC; 156,923 shares to Joel Macher and 156,923 shares to Alan Richer.

5.	Additional Purchase Price and Post Closing Adjustment:

As additional Purchase Price, the Members after Closing and Far Rockaway prior to Closing, shall own and collect all accounts receivable billed and collected by St. Johns Episcopal Hospital and Interfaith Hospitals on or before the Closing Date, (the “Excluded Accounts Receivable”) but not yet remitted to Far Rockaway prior to the Closing. Additionally, on the Closing, the Company shall reimburse the Members in the amount of $20,520.27 for expenses paid on behalf of Far Rockaway, and The Company also agrees to pay $51,500 of expenses of Far Rockaway as directed by Far Rockaway in writing (collectively, the “Post-Closing Adjustments”).

6.	Delivery to Designees

The Company shall deliver the Purchase Price (cash, Notes and Stock Consideration) to the designees and/or Members, as designated by Far Rockaway at Closing.

ATTACHMENT A

FORM OF CONSULTING AGREEMENT

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of June 16, 2006, by and between The Center For Wound Healing, Inc. a Nevada Corporation (the “Company”) and Joel Macher (the “Consultant”).

WITNESSETH:

WHEREAS, the Company develops and manages comprehensive wound care centers; and

WHEREAS, the Company desires to retain the services of the Consultant to render strategic advice with respect to St Johns Episcopal in Far Rockaway, NY and Interfaith in Brooklyn, NY: and

WHEREAS, the Consultant wishes to render such services to the Company upon the terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and subject to the conditions contained herein, the Parties hereto hereby agree as follows:

1. Terms of Service:

Section 1.01 Duties: The Consultants’ primary duty is to maintain the relationship at St Johns Episcopal Hospital and Interfaith Hospital in Brooklyn, NY (collectively the “Hospital”). In addition, he will be responsible for maintaining key relationships with the Hospital and collection activates with the Hospital (the “Services”).

Section 1.02 Termination: The term (the “Term”) of this Agreement shall commence on the date hereof. and shall expire only when the Company’s business relationship with the Hospital terminates in its entirety. In the event of any early termination of this Agreement, the Parties hereto agree that the Consultant shall be entitled to the amounts otherwise due hereunder notwithstanding such termination.

Section 1.03 Consulting Fee: In consideration of the services performed hereunder, the Consultant shall receive a fee of $50,000 per annum payable monthly (the “Cash Fee”). The Cash Fee payment shall commence the first day of the month following the execution of this agreement. Consultant shall receive an additional annual cash payment equal to the product obtained by multiplying (a) $25.00 times (b) the difference obtained by subtracting (i) the total hyperbaric treatments performed during each calendar year at St. John’s Episcopal Hospital and Interfaith Hospital minus (ii) 1,800 (the “Treatment Payment”). The Treatment Payment shall be paid for the previous calendar year on January 30th of each year.

Section 1.04 Hours of Service: The Company recognizes that the Consultant will not have any minimum time commitment and shall devote only the time Consultant and shall devote only the time Consultant deems necessary to perform the services, and Consultant may be engaged in other business activities related or unrelated to the business of the Company.

Section 1.05 Automobile Allowance: During the Term, the Company shall provide the Consultant with a car allowance of $650. per month.

Section 1.06 Business Expenses: The Company shall reimburse Consultant for business expenses incurred by Consultant in performing the Services, provided Consultant provides the Company with receipts or reasonable backup documentation for the expense.

2 Miscellaneous:

Section 2.01 No Violation of Other Agreements: Each of the Parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other Agreement to which it is a Party or by which it is bound.

Section 2.02 Independent Contractor: Limitation of Liability:

(i)	The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or its agents as an employee or agent of the Company.

(ii)	The Company acknowledges that it remains solely responsible for the conduct and operation of its business and that the Consultant makes no representation or warranty and assumes no liability with respect to the outcome or result of any particular course of action or operation of the Company’s business.

Section 2.03 Notices: Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, sent by private express mail service ( such as Federal Express), or sent by registered or certified mail ( return receipt requested) to the address set forth in the introductory paragraph hereof (or to other address as any Party has furnished in writing to the other Party in accordance with the provisions of this Section 2.03).

Section 2.04 Assignment: None of the Parties may assign its interest in this Agreement or delegate its responsibilities hereunder without prior written consent of the other Party.

Section 2.05 Severability: The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or unenforceability of any other provision thereof. If any provision of this Agreement is adjudicated to be broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

Section 2.06 Counterparts: Governing Law: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws.

Section 2.07 Arbitration: All claims or disputes between the Company and the Consultant arising out of or related to this Consulting Agreement, or the breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association currently in effect unless the Parties mutually agree otherwise. The governing law shall be that of the State of New York. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law of the State of New York.

Section 2.08 Headlines: The article and section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 2.09 Indemnification: Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney’s fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with any act or omission by Company, including with respect to any filings by the Company with the SEC. Consultant shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney’s fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with gross negligence or intentional misconduct by Consultant in performing the Services provided however, in no event shall Consultant’s liability to the Company under Section 2.09, under this Agreement or otherwise exceed an aggregate amount of $50,000.

Section 2.10 Severability: If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

Section 2.11 Representations of Consultant: Consultant represents and warrants that it has the full and unrestricted right and authority to enter into and perform this Agreement, that entering into and performing this Agreement does not and shall not breach or violate or conflict with any provision of any agreement or understanding, oral or written, between Consultant and any third party and that Consultant has not and shall not disclose to the Company or any of its employees or consultants any confidential, proprietary, or secret information of any third party to whom it is under a duty of confidentiality.

Section 2.12 Confidentiality: Consultant understands and agrees that in the course of the engagement with Company, it will receive and become aware of information, projects, practices, customer contacts, potential customers, methodologies and management philosophy relating to Company’s business (the “Information”). Consultant hereby acknowledges the sensitivity and confidential nature Information, and covenants and agrees to keep all such Information strictly confidential. In this regard, Consultant shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Information he obtains or is otherwise exposed to while engaged by Company. Consultant understands and agrees that its obligation regarding the confidentiality of the Information obtained while engaged by Company shall continue for three years beyond the expiration of this agreement or for so long as such Information remains confidential following the termination of this agreement, whichever is shorter. Further, Consultant agrees that it shall not use any advantages derivable from such Information in any other business or personal affairs, unless the same is pursuant to an agreement with Company. The obligation of confidentiality shall not apply to any Information which was already known to Consultant at time of receipt of the information for the Company, was already in the public domain, becomes available to the public through no fault of Consultant, is disclosed to others by the Company without restriction as to disclosure and/or commercial use or is required to be disclosed in response to an effective subpoena, administrative or court order, or other valid legal process. Notwithstanding anything contained herein to the contrary, Consultant shall not, directly or indirectly, enter into any transaction or encourage any third party to enter into any transaction with respect to, directly or indirectly, any equity instrument of the Company for the period beginning on the date of this Agreement and ending on the date following the termination of this Agreement or when the Consultant no longer possesses any Information. Upon cessation of Consultant’s engagement, no documents, records or other matter or information belonging to the Company, whether prepared by Consultant or otherwise, and relating in any way to the business of the Company, shall be taken or kept by Consultant without the written consent of the Company.

Section 2.13 Assignment This Agreement shall not be assigned by operation of law or otherwise, except with the written consent of the other party.

Section 2.14 Third Parties Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

Section 2.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 2.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Dated:

By:

The Center For Wound Healing, Inc.

Dated:

By:

ATTACHMENT A

FORM OF CONSULTING AGREEMENT

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of June 16, 2006, by and between The Center For Wound Healing, Inc. a Nevada Corporation (the “Company”) and Alan Richer (the “Consultant”).

WITNESSETH:

WHEREAS, the Company develops and manages comprehensive wound care centers; and

WHEREAS, the Company desires to retain the services of the Consultant to render strategic advice with respect to St Johns Episcopal in Far Rockaway, NY and Interfaith in Brooklyn, NY: and

WHEREAS, the Consultant wishes to render such services to the Company upon the terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and subject to the conditions contained herein, the Parties hereto hereby agree as follows:

2. Terms of Service:

Section 1.01 Duties: The Consultants’ primary duty is to maintain the relationship at St Johns Episcopal Hospital and Interfaith Hospital in Brooklyn, NY (collectively the “Hospital”). In addition, he will be responsible for maintaining key relationships with the Hospital and collection activates with the Hospital (the “Services”).

Section 1.02 Termination: The term (the “Term”) of this Agreement shall commence on the date hereof. and shall expire only when the Company’s business relationship with the Hospital terminates in its entirety. In the event of any early termination of this Agreement, the Parties hereto agree that the Consultant shall be entitled to the amounts otherwise due hereunder notwithstanding such termination.

Section 1.03 Consulting Fee: In consideration of the services performed hereunder, the Consultant shall receive a fee of $50,000 per annum payable monthly (the “Cash Fee”). The Cash Fee payment shall commence the first day of the month following the execution of this agreement. Consultant shall receive an additional annual cash payment equal to the product obtained by multiplying (a) $25.00 times (b) the difference obtained by subtracting (i) the total hyperbaric treatments performed during each calendar year at St. John’s Episcopal Hospital and Interfaith Hospital minus (ii) 1,800 (the “Treatment Payment”). The Treatment Payment shall be paid for the previous calendar year on January 30th of each year.

Section 1.04 Hours of Service: The Company recognizes that the Consultant will not have any minimum time commitment and shall devote only the time Consultant and shall devote only the time Consultant deems necessary to perform the services, and Consultant may be engaged in other business activities related or unrelated to the business of the Company.

Section 1.05 Automobile Allowance: During the Term, the Company shall provide the Consultant with a car allowance of $650. per month.

Section 1.06 Business Expenses: The Company shall reimburse Consultant for business expenses incurred by Consultant in performing the Services, provided Consultant provides the Company with receipts or reasonable backup documentation for the expense.

3 Miscellaneous:

Section 2.01 No Violation of Other Agreements: Each of the Parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other Agreement to which it is a Party or by which it is bound.

Section 2.02 Independent Contractor: Limitation of Liability:

(iii)	The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or its agents as an employee or agent of the Company.

(iv)	The Company acknowledges that it remains solely responsible for the conduct and operation of its business and that the Consultant makes no representation or warranty and assumes no liability with respect to the outcome or result of any particular course of action or operation of the Company’s business.

Section 2.03 Notices: Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, sent by private express mail service ( such as Federal Express ), or sent by registered or certified mail ( return receipt requested ) to the address set forth in the introductory paragraph hereof (or to other address as any Party has furnished in writing to the other Party in accordance with the provisions of this Section 2.03 ).

Section 2.04 Assignment: None of the Parties may assign its interest in this Agreement or delegate its responsibilities hereunder without prior written consent of the other Party.

Section 2.05 Severability: The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or unenforceability of any other provision thereof. If any provision of this Agreement is adjudicated to be broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

Section 2.06 Counterparts: Governing Law: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws.

Section 2.07 Arbitration: All claims or disputes between the Company and the Consultant arising out of or related to this Consulting Agreement, or the breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association currently in effect unless the Parties mutually agree otherwise. The governing law shall be that of the State of New York. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law of the State of New York.

Section 2.08 Headlines: The article and section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 2.09 Indemnification: Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney’s fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with any act or omission by Company, including with respect to any filings by the Company with the SEC. Consultant shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney’s fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with gross negligence or intentional misconduct by Consultant in performing the Services provided however, in no event shall Consultant’s liability to the Company under Section 2.09, under this Agreement or otherwise exceed an aggregate amount of $50,000.

Section 2.10 Severability: If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

Section 2.11 Representations of Consultant: Consultant represents and warrants that it has the full and unrestricted right and authority to enter into and perform this Agreement, that entering into and performing this Agreement does not and shall not breach or violate or conflict with any provision of any agreement or understanding, oral or written, between Consultant and any third party and that Consultant has not and shall not disclose to the Company or any of its employees or consultants any confidential, proprietary, or secret information of any third party to whom it is under a duty of confidentiality.

Section 2.12 Confidentiality: Consultant understands and agrees that in the course of the engagement with Company, it will receive and become aware of information, projects, practices, customer contacts, potential customers, methodologies and management philosophy relating to Company’s business (the “Information”). Consultant hereby acknowledges the sensitivity and confidential nature Information, and covenants and agrees to keep all such Information strictly confidential. In this regard, Consultant shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Information he obtains or is otherwise exposed to while engaged by Company. Consultant understands and agrees that its obligation regarding the confidentiality of the Information obtained while engaged by Company shall continue for three years beyond the expiration of this agreement or for so long as such Information remains confidential following the termination of this agreement, whichever is shorter. Further, Consultant agrees that it shall not use any advantages derivable from such Information in any other business or personal affairs, unless the same is pursuant to an agreement with Company. The obligation of confidentiality shall not apply to any Information which was already known to Consultant at time of receipt of the information for the Company, was already in the public domain, becomes available to the public through no fault of Consultant, is disclosed to others by the Company without restriction as to disclosure and/or commercial use or is required to be disclosed in response to an effective subpoena, administrative or court order, or other valid legal process. Notwithstanding anything contained herein to the contrary, Consultant shall not, directly or indirectly, enter into any transaction or encourage any third party to enter into any transaction with respect to, directly or indirectly, any equity instrument of the Company for the period beginning on the date of this Agreement and ending on the date following the termination of this Agreement or when the Consultant no longer possesses any Information. Upon cessation of Consultant’s engagement, no documents, records or other matter or information belonging to the Company, whether prepared by Consultant or otherwise, and relating in any way to the business of the Company, shall be taken or kept by Consultant without the written consent of the Company.

Section 2.13 Assignment This Agreement shall not be assigned by operation of law or otherwise, except with the written consent of the other party.

Section 2.14 Third Parties Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

Section 2.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 2.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Dated:

By:

The Center For Wound Healing, Inc.

Dated:

By:

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE CENTER FOR WOUND HEALING, INC.

CONVERTIBLE PROMISSORY NOTE

$	June 16, 2006
Garden City, New York

FOR VALUE RECEIVED The Center for Wound Healing, Inc., a Nevada corporation (“COMPANY”), promises to pay to                  (“HOLDER”), or its registered assigns, the principal sum of                     , or such lesser amount as shall equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable on the earlier to occur of (i) August 16, 2006, unless extended by the terms of this Note or (ii) when declared due and payable by Holder upon the occurrence of an Event of Default (as defined below) (the “Maturity Date”). This Note is issued pursuant to the First Amended and Restated Contribution Agreement of even date herewith, as amended, modified or supplemented (the “PURCHASE AGREEMENT”) between Company and Holder. The holder of this Note is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. INTEREST. Commencing on June 16, 2006 and on the Maturity Date thereafter until all outstanding principal and interest on this Note shall have been paid in full, Company shall pay interest at the rate of eight (8%) percent per annum on the principal of this Note outstanding during the period beginning on the date of issuance of this Note and ending on the date that the principal amount of this Note becomes due and payable.

2. MATURITY DATE ADJUSTMENT AND CONVERSION.

(a) MATURITY DATE AND CONVERSION. In the event Far Rockaway and/or the Members deliver the New Agreement after August 16, 2006 but prior to December 31, 2006, this Note shall be due and payable in full on the date the New Agreement is delivered to the Company. In the event the New Agreement is not delivered on or before December 31, 2006, then one half of this Note shall be payable on or before June 16, 2007 and the balance of this Note shall be due and payable on or before June 16, 2008. The entire principal amount of this Note together with all accrued interest may convert at the option of the Holder into fully-paid and non-assessable shares of Company’s Common Stock at any time after August 16, 2006. The number of shares of Common Stock to be issued upon conversion shall be equal to the quotient obtained by dividing (i) the entire outstanding principal amount of this Note at the date of conversion by (ii) $4.00 (as adjusted for any future stock splits, stock dividends, recapitalizations or the like after June 16, 2006), provided that no fractional shares shall be issued.

(b) MECHANICS AND EFFECT OF CONVERSION. No fractional shares of Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled, Company will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, Holder shall surrender this Note, duly endorsed, at the principal offices of Company or any transfer agent of Company. At the Company’s expense, Company shall, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as described herein. Upon conversion of this Note, Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

3. PREPAYMENT. This Note may be prepaid in whole or in part at any time by Company without the prior written consent of Holder. Any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

4. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “EVENT OF DEFAULT” under this Note:

(a) FAILURE TO PAY. Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within fifteen (15) days of Company’s receipt of Holder’s written notice to Company of such failure to pay; or

(b) VOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c) INVOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(d) DEFAULT UNDER PURCHASE AGREEMENT. The Company shall breach the Purchase Agreement or fail to perform any condition, obligation or covenant under the Purchase Agreement.

5. RIGHTS OF HOLDER UPON DEFAULT. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding obligations payable by

2

Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. LEGENDS. As promptly as practicable after conversion of this Note, Company shall issue and deliver to Holder a certificate for the number of full shares of Common Stock issuable upon such conversion. Company will place on each certificate the following legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (“BLUE SKY LAWS”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT OR AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR BLUE SKY LAWS.

7. INTENTIONALLY LEFT BLANK.

8. SUCCESSORS AND ASSIGNS. Holder may not sell, transfer or otherwise dispose of the Securities except in accordance with the restrictions set out in the Purchase Agreement. The rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Note shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company prior to the exercise of the Holder’s rights to purchase shares of Common Stock as provided for herein. No dividends shall be payable or accrued in respect of this Note or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, the conversion rights of this Note shall have been exercised.

10. WAIVER AND AMENDMENT. Any provision of this Note may be amended, waived or modified upon the written consent of Company and Holder.

11. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt if personally delivered, (ii) three (3) days after being mailed by registered or certified mail, postage prepaid, or (iii) one day after being sent by recognized overnight courier or by facsimile, if to Holder, at such other address or number as Holder shall have furnished to Company in writing, or if to Company, at                      or at such other address or number as Company shall have furnished to Holder in writing.

12. PAYMENT. Payment shall be made in lawful tender of the United States.

13. GOVERNING LAW. The descriptive headings of the several sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

3

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

THE CENTER FOR WOUND HEALING, INC.
a Nevada corporation

By:

Title:

By:

4

PROMISSORY NOTE

$ plus interest	Garden City, New York June 16, 2006

FOR VALUE RECEIVED the Center for Wound Healing, Inc. a Nevada corporation (“Maker”) promises to pay to                      or the holder hereof, hereinafter called the “Holder”, the principal sum of                      Dollars along with interest set forth herein on June 16, 2008 (the “Maturity Date”). Interest shall be paid quarterly on March 15th, June 15th, September 15th, and December 15th of each calendar year., Maker shall pay interest on the principal amount of eight (8%) percent per annum.

If the payment of principal and interest due hereunder shall not be paid when due pursuant this Promissory Note, the Maker promises to pay to the Holder, upon demand as liquidated damages occasioned by such delay, a sum equal to five (5%) percent of the amount unpaid.

In the event: the Maker fails to make payment of any sum due and payable hereunder or otherwise fails to comply with any covenant or obligation under the First Amended and Restated Contribution Agreement then, at the option of the Holder, this Note and all remaining payments shall become immediately due and payable.

The Maker waives notice of presentment, presentment and notice of dishonor. In the event that the Holder should deem it necessary to refer this Note to an attorney for the enforcement thereof or protect and/or secure any rights thereunder by suit or otherwise, then, in addition to the payment of any unpaid principal, interest and late charges, Holder shall also be entitled to recover reasonable attorneys’ fees and court costs. THE BORROWER, IN ANY LITIGATION IN WHICH THE LENDER AND ANY OF THEM SHALL BE ADVERSE PARTIES, WAIVES TRIAL BY JURY AND THE RIGHT TO INTERPOSE A DEFENSE OR SET OFF OF ANY NATURE.

If this Note is not fully paid upon maturity, whether as regularly scheduled or through acceleration, the unpaid balance shall bear interest until fully paid at the lesser of (i) the fifteen (15%) percent or (ii) the maximum rate allowed by law to be charged to the Maker, and payable on demand.

This Note shall be governed by the laws of the State of New York. The Maker agrees that the negotiation and acceptance of this Note has taken place in the State of New York and by executing this Note, the Maker hereby consents to the jurisdiction and venue of the state courts located in the State of New York, County of Nassau and the federal courts located in the Eastern District of the State of New York as the exclusive jurisdiction in any action or proceeding brought by Maker arising out of this Note, and any documents or agreements executed in connection therewith, and designates such Courts as the non-exclusive jurisdiction and the proper venue for any action brought against Maker. The provisions of this paragraph are not exclusive insofar as the Holder is concerned and do not prohibit the Holder from commencing any necessary legal action or instituting any appropriate proceeding in any court of competent jurisdiction or venue. Service of process may be effectuated upon the Maker and any guarantor by the Holder serving any and all legal papers necessary to institute such proceeding by mailing them certified mail, return receipt requested, to the address identified by the Maker below and by the guarantor(s) on the instrument of guaranty and service shall be deemed completed five (5) days after the same has been posted as aforesaid.

Provided no event of default has occurred and in continuing, the Maker shall have the right to pre-pay this Note at any time without penalty. The Maker shall pay Holder’s reasonable attorney’s fees associates with such pre-payment.

This Note shall bind the respective successors or heirs or representatives as the case may be of the Maker.

Time is of the essence with respect to the payments due hereunder.

CENTER FOR WOUND HEALING, INC. (Maker)

By:

Its:

(Print Name):

Address:

Soc. Sec. No. or
Employer ID No.

STATE OF	)
COUNTY OF	) ss.:

On the      day of             , 2006, before me personally came                                                              , to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.

Notary Public

STATE OF NEW	)
COUNTY OF	) ss.:

On the      day of             , 2006, before me personally came                                                              , to me known, who being by me duly sworn, did depose and says that he resides at                                                          , that he is the                          of                                                                      , the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.

Notary Public

LOCK-UP AGREEMENT

June 16, 2006

Individual lockup of the parties on Schedule I hereto.

Re:	First Amended and Restated Contribution Agreement dated June 16, 2006 (the “Agreement”) by and among, The Center For Wound Healing, Inc, (the “Company”) and the Members signatory thereto (each, a “Purchaser” and collectively referred to as the “Purchasers”)

Ladies and Gentlemen:

Defined terms not otherwise defined herein (the “Letter Agreement”) shall have the meanings set forth in the Agreement. Pursuant to Section 1.1(vii) of the Agreement and as a material inducement to the Purchasers’ obligations under the Agreement, the undersigned irrevocably agrees with the Purchasers and the Company that, in the event the Stock Consideration is registered by the Company pursuant to a registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), the Purchasers agree that each Purchaser may only sell 20,000 shares every 30 thirty days for 120 days after the Registration Statement is declared effective and the Stock Consideration is available for public resale (the “Restriction Period”). After the Restriction Period, the Purchasers shall not be restricted in any way and may sell all or part of the Stock Consideration in Purchaser’s sole and absolute discretion. Until the Registration Statement is declared effective, each Purchaser shall have the full benefits of Rule 144 and other exemptions from registration and may sell the Stock Consideration as each Purchaser deems appropriate in Purchaser’s sole discretion. In addition to the foregoing, each Purchaser shall be permitted to engage in Permitted Transfers. This Agreement shall only be effective upon the Registration Statement registering the Stock Consideration being declared effective.

For the purposes of this Letter Agreement, “Permitted Transfer” means, with respect to any Person, (i) a Transfer to a trust for the benefit of such Person’s spouse or issue or to a family partnership, limited liability company or similar entity of which the members are solely such Person, or such Person’s spouse or issue and as to which such Person exercises voting control, (ii) a Transfer to an Affiliate of such Person, (iii) a Transfer between the undersigned and any other Person who has already executed a Letter Agreement, or (iv) if such Person is a limited or general partnership, a Transfer to its partners in connection with a distribution of securities held by such Person to its partners; provided, that each such receiving party to a Permitted Transfer in clauses (i) through (iv) executes a Letter Agreement agreeing to be bound in the same manner as the signatory hereto as to the transferred Securities.

In order to carry out the purpose and intent of this Letter Agreement, the undersigned agrees that: (i) the Company will instruct its transfer agent (substantially on the form annexed here as Exhibit A) to stop transfer of the Company’s securities represented by any certificates;

and (ii) will promptly return any certificates to the Company for the imprinting of a legend to the following effect (in addition to any other legends required by law):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON SET FORTH IN A LETTER AGREEMENT DATED AS OF JUNE 16, 2006, AMONG THE COMPANY, THE REGISTERED OWNER AND CERTAIN OTHER PARTIES, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY.”

The Company may refuse to register any transfer that is alleged to be in violation of the terms of this Letter Agreement.

The undersigned acknowledges that the execution, delivery and performance of this Letter Agreement is a material inducement to the Purchasers to complete the transaction contemplated by the Purchase Agreement and that the Purchasers (which shall be third party beneficiaries of this letter agreement) and the Company and such Purchasers shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this letter agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Purchase Agreement.

This Letter Agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company, the Purchasers and the undersigned. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws. The undersigned hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of Nassau, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The undersigned agrees and understands that this letter does not intend to create any relationship between the undersigned and the Purchasers and that the Purchasers are not entitled to cast any votes on the matters herein contemplated and that no issuance or sale of the Securities is created or intended by virtue of this letter.

This Letter Agreement shall be binding on successors and assigns of the undersigned with respect to the Securities and any such successor or assign shall enter into a similar agreement for the benefit of the Purchasers. Other than the Purchasers, there are no third party beneficiaries to this Letter Agreement.

*** SIGNATURE PAGE FOLLOWS***

2

This letter agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

Signature
Print Name
Position in Company

Address for Notice:
Number of shares of Common Stock

Number of shares of Common Stock underlying subject to warrants, options, debentures or other convertible securities

By signing below, the Company agrees to enforce the restrictions on transfer set forth in this letter agreement.

THE CENTER FOR WOUND HEALING, INC.

By:
Name:
Title:

3

SCHEDULE I

Joe Macher	156,933 Shares
Alan Richer	156,933 Shares
Braintree Hyperbaric, LLC	301,539 Shares

4

PIGGYBACK REGISTRATION RIGHTS AGREEMENT

THIS PIGGYBACK REGISTRATION RIGHTS AGREEMENT, (this Agreement”) is made as of June 16, 2006 between The Center for Wound Healing, Inc. a Nevada corporation (the “Company”), Joel Macher, Alan Richer and Braintree Hyperbaric, LLC (the “Holders”).

RECITALS

A. Pursuant to that certain First Amended and Piggyback Contribution Agreement dated June 16, 2006 between the Company and the Holders, the holders own an aggregate of 615,305 shares of common stock of the Company (the “Holder Stock”).

B. The Company is granting the Holders piggy back registration rights with respect to Registerable Securities. (as defined herein)

NOW THEREFORE, the parties hereto agree as follows:

SECTION 1

RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;

COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Registrable Securities” shall mean the Holder Stock; or other securities issued or issuable pursuant to the Holder Stock, upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issued or issuable with respect to the Holder Stock, provided, however, that shares of Common Stock or other securities shall no longer be treated as Registrable Securities after (A) they have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, whether in a registered offering, Rule 144 or otherwise, or (B) such securities are available for sale, in the opinion of counsel to the Company, in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, and the Holder is not an affiliate of the Company.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with this Agreement Sections 1.6 and 1.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and expenses of one counsel for all Holders (in an amount not to exceed $25,000).

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all reasonable fees and disbursements of counsel for any Holder.

1.2 [INTENTIONALLY LEFT BLANK]

1.3 RESTRICTIVE LEGEND. Each certificate representing the Holder Stock and any other securities issued in respect of Holder Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions set forth below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AT ITS REQUEST AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

Each Purchaser and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred or the Conversion Stock in order to implement the restrictions on transfer established in this Section 1.

1.5 [INTENTIONALLY LEFT BLANK]

1.6 COMPANY REGISTRATION.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a)(i). In such event the right of any Holder to registration pursuant to Section 1.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in such registration and underwriting or may exclude Registrable Securities entirely from such registration if the registration is the first registered offering for the sale of the Company’s securities to the general public and thereafter may limit Registrable Securities to not less than 20% of the registration. In such event, the Company shall advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 120 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

1.7 REGISTRATION ON FORM S-3.

(a) Subject to the remainder of this Section 1, and unless Rule 144 is available for effecting the proposed transfer, in the event that the Company files or plans to file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall: (i) promptly give written notice of the proposed registration to all other Holders of Registrable Securities and (ii) use its best efforts to cause, as soon as practicable, all Registrable Securities to be registered as may be so requested for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or (ii) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days from the receipt of the request to file such registration by such Holder, provided, however, that the Company shall not exercise the right to defer registration granted by this subparagraph (b)(ii) more than once in any twelve month period.

1.8 [INTENTIONALLY LEFT BLANK]

1.9 EXPENSES OF REGISTRATION.

All Registration Expenses incurred in connection with all registrations pursuant to Sections this Agreement shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other Registration Expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

1.10 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will with all deliberate speed:

(a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least 180 days or until the distribution described in the Registration Statement has been completed;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

1.11 INDEMNIFICATION.

(a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact made by a Holder about that Holder contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading with respect that Holder, and will reimburse the Company, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein.

(c) Each party entitled to indemnification under this Section 1.11 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting there from, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.11 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be liable for indemnification hereunder with respect to any settlement or consent to judgment, in connection with any claim or litigation to which these indemnification provisions apply, that has been entered into without the prior consent of the Indemnifying Party (which consent will not be unreasonably withheld).

1.12 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.13 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended.

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements);

(c) So long as a Purchaser owns any Restricted Securities to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

1.14 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to Section 1 shall terminate as to each Holder at such time as a public market for the Company’s Common Stock exists and all Registrable Securities held by such Holder may, in the opinion of counsel to the Company (which opinion shall be concurred in by counsel for such Holder), be sold within a given three month period pursuant to Rule 144 or any other applicable exemption that allows for resale free of registration. The registration rights granted pursuant to Section 1 shall terminate as to all Holders on the fifth anniversary of the closing of the Company’s initial public offering.

SECTION 2

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SECTION 3

MISCELLANEOUS

3.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of New York.

3.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Company and the Holders.

3.4 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Holder, to the address of such Holder as set forth on the records of the Company, or to such address as such Holder shall have furnished to the Company in writing, or, until any such Holder so furnishes an address to the Company, then to the address of the last holder of such Registrable Securities who has so furnished an address to the Company, or (b) if to the Company, one copy should be sent to                                                                                                        or at such other address as the Company shall have furnished to the Holders.

3.5 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement, shall impair any such right, power, or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, as of or in any similar breach or default therein occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

3.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Holders, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

3.7 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

The foregoing agreement is hereby executed as of the date first above written.

CENTER FOR WOUND HEALING, INC.

By:

JOEL MACHER

ALAN RICHER

BRAINTREE HYPERBARIC, LLC

By: